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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                         MEMC Electronic Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   552715-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

       Richard A. Ekleberry                        James R. Gillette                         Linda D. Barker
       Texas Pacific Group                  Leonard Green & Partners, L.P.                 The TCW Group, Inc.
 301 Commerce Street, Suite 3300       11111 Santa Monica Boulevard, Suite 2000     865 S. Figueroa Street, Suite 1800
       Fort Worth, TX 76102                      Los Angeles, CA 90025                    Los Angeles, CA 90017
          (817) 871-4000                            (310) 954-0416                            (213) 244-0000


                                                           With copies to:


                                         Howard A. Sobel, Esq.
          Paul J. Shim, Esq.               Latham & Watkins      Jennifer Bellah Maguire, Esq.      Charles F. Niemeth
  Cleary, Gottlieb, Steen & Hamilton       885 Third Avenue,      Gibson Dunn & Crutcher LLP      O'Melveny & Myers LLP
           One Liberty Plaza                  Suite 1000            333 South Grand Avenue         153 East 53rd Street
          New York, NY 10006              New York, NY 10022         Los Angeles, CA 90071          New York, NY 10022
            (212) 225-2000                  (212) 906-1200              (213) 229-7000                (212) 326-2000
--------------------------------------------------------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  May 30, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (11-02)

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TPG Wafer Holdings LLC

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         00 - Contributions of Partners of Affiliates

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER
        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH          10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 176,337,193 (See Items 4 and 5.)


   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TPG Wafer Partners LLC

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         00 - Contributions of Partners of Affiliates

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TPG Advisors III, Inc.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         Not Applicable

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*
         CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         T3 Advisors, Inc.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         Not Applicable

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*
         CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         T3 Advisors II, Inc.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         Not Applicable

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Green Equity Investors III, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         OO - Contribution of Partners

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Green Equity Investors Side III, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         OO - Contribution of Partners

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GEI Capital III, L.L.C.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         OO - Limited Liability Company


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         LGP Management, Inc.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Leonard Green & Partners, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         AF

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TCW/Crescent Mezzanine Partners III, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         WC

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TCW/Crescent Mezzanine Trust III

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         WC

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         OO (Trust)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The TCW Group, Inc.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         Not Applicable.

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         HC, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TCW Asset Management Company

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         Not Applicable.

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         California

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         HC, CO, IA


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TCW/Crescent Mezzanine III, LLC

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         Not Applicable.

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         OO (Limited Liability Company)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 552715-10-4

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TCW/Crescent Mezzanine III Netherlands, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

    3    SEC USE ONLY

    4    SOURCE OF FUNDS*

         WC

    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                          [ ]

    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                        7    SOLE VOTING POWER

        NUMBER OF
         SHARES         8    SHARED VOTING POWER
      BENEFICIALLY           176,337,193 (See Items 4 and 5.)
        OWNED BY
     EACH REPORTING     9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                        10   SHARED DISPOSITIVE POWER
                             176,337,193 (See Items 4 and 5.)

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         176,337,193 (See Items 4 and 5.)

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         79.1% (See Items 4 and 5.)

   14    TYPE OF REPORTING PERSON*

         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 5 (this "Amendment") supplements Item 4 and amends and restates Item 5 of the Schedule 13D (the "Schedule") filed on November 21, 2001, as amended by Amendment No. 1 dated January 31, 2002, Amendment No. 2 dated August 9, 2002, Amendment No. 3 dated September 30, 2002 and Amendment No. 4 dated May 22, 2003, by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.  Purpose of Transaction.
         ----------------------

         Exercise of Over-Allotment Option.

         Pursuant to the underwriting agreement dated May 15, 2003 among the Company, TPG Wafer Holdings LLC ("Wafer Holdings"), and Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, for themselves and as representatives to the other underwriters party thereto (the "Underwriters"), and under a registration statement of the Company on Form S-3 (File No. 333-104529) and a registration statement on Form S-3 (File No. 333-105303) filed pursuant to Rule 462(b) of the Securities Act of 1933 and amendments and supplements thereto filed with the Securities and Exchange Commission (collectively, the "Registration Statement"), on May 30, 2003, Wafer Holdings sold 3,300,000 shares of Common Stock with a public offering price of $10.00 per share, less an underwriting discount of $0.475 per share, to the Underwriters pursuant to a 30-day option granted to the Underwriters to cover over-allotments.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety to read as follows:

         (a), (b) The Reporting Persons may be deemed to beneficially own, and have shared voting and dispositive power with respect to, up to 176,337,193 shares of Common Stock, representing in the aggregate approximately 79.1% of the outstanding shares of Common Stock. The number of outstanding shares of Common Stock includes 196,195,401 shares of Common Stock reported to be outstanding as of May 15, 2003 in the Registration Statement and 10,000,000 shares of Common Stock issued by the Company under the Registration Statement, and assumes the exercise in full of the Warrants to purchase 16,666,667 shares of Common Stock.

         Each of the Reporting Persons may be deemed to be part of one or more "groups" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, but disclaims that status.

         (c) Except as described herein, no transactions in shares of Common Stock were effected during the past 60 days by the Reporting Persons and the TPG Controlling Persons or to the best of their knowledge, by any of the individuals identified in Item 2.

         (d) Not applicable.

         (e) Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated:  June 3, 2003

                                               TPG WAFER HOLDINGS LLC


                                               By:  /s/ Richard A. Ekleberry
                                                    ------------------------
                                               Name:  Richard A. Ekleberry
                                               Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated:  June 3, 2003

                                               TPG WAFER PARTNERS LLC


                                               By:  /s/ Richard A. Ekleberry
                                                    ------------------------
                                               Name:  Richard A. Ekleberry
                                               Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated:  June 3, 2003

                                               TPG ADVISORS III, INC.


                                               By:  /s/ Richard A. Ekleberry
                                                    ------------------------
                                               Name:  Richard A. Ekleberry
                                               Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated:  June 3, 2003

                                               T3 ADVISORS, INC.


                                               By:  /s/ Richard A. Ekleberry
                                                    ------------------------
                                               Name:  Richard A. Ekleberry
                                               Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated:  June 3, 2003

                                               T3 ADVISORS II, INC.


                                               By:  /s/ Richard A. Ekleberry
                                                    ------------------------
                                               Name:  Richard A. Ekleberry
                                               Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated:  June 3, 2003

                                               GREEN EQUITY INVESTORS III, L.P.

                                               By:   GEI Capital III, LLC,
                                                       its General Partner


                                               By:  /s/ John Danhakl
                                                    ----------------
                                               Name:  John Danhakl
                                               Title: Manager


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, L.L.C. is true, complete and correct.

Dated:  June 3, 2003

                                               GEI CAPITAL III, L.L.C.



                                               By:  /s/ John Danhakl
                                                    ----------------
                                               Name:  John Danhakl
                                               Title: Manager


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated:  June 3, 2003

                                               LGP MANAGEMENT, INC.



                                               By:  /s/ John Danhakl
                                                    ----------------
                                               Name:  John Danhakl
                                               Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated:  June 3, 2003

                                               LEONARD GREEN & PARTNERS, L.P.

                                               By:   LGP Management, Inc., its
                                                       General Partner



                                               By:  /s/ John Danhakl
                                                    ----------------
                                               Name:  John Danhakl
                                               Title: Vice President


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated:  June 3, 2003

                                               GREEN EQUITY INVESTORS SIDE
                                                 III, L.P.

                                               By:   GEI Capital III, LLC,
                                                       its General Partner


                                               By:  /s/ John Danhakl
                                                    ----------------
                                               Name:  John Danhakl
                                               Title: Manager

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated:  June 3, 2003

                                               TCW/CRESCENT MEZZANINE PARTNERS
                                                 III, L.P.


                                               By:   TCW/Crescent Mezzanine III,
                                                       LLC, its general partner


                                               By:  /s/ Linda D. Barker
                                                    -------------------
                                               Name:  Linda D. Barker
                                               Title: Authorized Signatory

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III Netherlands, L.P. is true, complete and correct.

Dated:  June 3, 2003

                                               TCW/CRESCENT MEZZANINE III
                                                 NETHERLANDS, L.P.


                                               By:   TCW/Crescent Mezzanine III,
                                                      LLC, its general partner


                                               By:  /s/ Linda D. Barker
                                                    -------------------
                                               Name:  Linda D. Barker
                                               Title:  Authorized Signatory

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated:  June 3, 2003

                                               TCW/CRESCENT MEZZANINE TRUST III


                                               By:  TCW/Crescent Mezzanine III,
                                                      LLC, its managing owner


                                               By:  /s/ Linda D. Barker
                                                    -------------------
                                               Name:  Linda D. Barker
                                               Title: Authorized Signatory

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated:  June 3, 2003

                                               THE TCW GROUP, INC.


                                               By:  /s/ Linda D. Barker
                                                    -------------------
                                               Name:  Linda D. Barker
                                               Title: Authorized Signatory

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated:  June 3, 2003

                                               TCW ASSET MANAGEMENT COMPANY


                                               By:  /s/ Linda D. Barker
                                                    -------------------
                                               Name:  Linda D. Barker
                                               Title: Authorized Signatory

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated:  June 3, 2003

                                               TCW/CRESCENT MEZZANINE III, LLC


                                               By:  /s/ Linda D. Barker
                                                    -------------------
                                               Name:  Linda D. Barker
                                               Title: Authorized Signatory